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                        SUPPLEMENTAL AGREEMENT TO
                        GENERAL MOTORS CORPORATION
                   DEALER SALES AND SERVICE AGREEMENT


This Supplemental Agreement ("Agreement") is entered into among PLAINS
                                                               ------
CHEVROLET, INC. ("Dealer"), CROSS-COUNTRY AUTO RETAILERS, INC. ("Public
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Company") and General Motors Corporation,                   Division,
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acting on behalf of itself, and
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(collectively "Divisions").

WHEREAS, the Divisions have each entered into a General Motors Corporation Dealer Sales and Service Agreement ("Dealer Agreement") with Dealer permitting Dealer to conduct Dealership Operations on behalf of Divisions from approved locations identified in the Dealer Agreement;

WHEREAS, the organization and ownership structure of Dealer and Public Company are such that the terms of the Dealer Agreement and not wholly adequate to address the legitimate business needs and concerns of the Dealer, Public Company and Divisions; and

WHEREAS, Dealer and the Divisions have entered into their respective Dealer Agreements in consideration for and reliance upon certain understandings, assurances and representations which the parties hereto wish to document;

NOW, THEREFORE, the parties agree as follows:

1.  For purposes of the Dealer Agreement, including Paragraph Third and Article
    2,    EMMETT M. RICE, JR.    shall be considered as Dealer Operator.  The
    --------------------------
    Divisions have relied and will rely upon the personal qualifications and
    management skills of Dealer Operator who also serves as    VICE PRESIDENT
                                                            -------------------
    of the Dealer. Dealer and Public Company hereby represent that, subject to Dealer Operator's duties as an officer of Dealer, Dealer Operator has complete and irrevocable authority to make all decisions, and enter into any and all necessary business commitments required in the normal course of conducting Dealership Operations on behalf of Dealer and may take all actions normally required of a Dealer Operator pursuant to Paragraph Third and Article 2 of the Dealer Agreement. Neither Dealer nor Public Company will revoke, modify or amend such authority without the prior written approval of Divisions. Because of the unique structure of Dealer, the 15% ownership requirement contained in Article 2 and Article 3 shall not apply to Dealer Operator. The parties further agree, that for purposes of
    Article 12.1.2, the Dealer shall have the right to propose a successor Dealer Operator.

2. The removal or withdrawal, of Dealer Operator without Divisions' prior written consent shall constitute grounds for termination of the Dealer Agreements subject to applicable law. However, the Divisions recognize that employment responsibilities of the Dealer Operator with Dealer and/or Public Company may change, making it impractical for the Dealer Operator to continue to fulfill his/her responsibilities as Dealer Operator. In that case, or in the event Dealer Operator leaves the employ of Dealer and/or Public Company, Dealer shall have the opportunity to propose a replacement Dealer Operator. The Divisions will not unreasonably withhold approval of any such proposal, provided the proposed replacement has the skills and qualifications to act as Dealer Operator pursuant to the standard policies and procedures of General Motors Corporation








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    Dealer shall make every effort to obtain the consent of the Divisions to a proposed replacement Dealer Operator prior to the removal or withdrawal of the approved Dealer Operator. If that is not practical, Dealer shall notify Division in writing within 10 days following the withdrawal of the approved Dealer Operator. Within 60 days of that withdrawal, Dealer will submit to Division a plan and appropriate applications to replace Dealer Operator with a qualified replacement acceptable to Division. The replacement Dealer Operator must assume his/her responsibilities no later than 90 days following the withdrawal of the approved Dealer Operator.

3. Dealer is a wholly-owned subsidiary of Public Company. Dealer and Public Company hereby warrant that the representations and assurances of each herein are within their respective authority to make and do not contravene any directive, policy or procedure of Dealer or Public Company. The parties hereto acknowledge that the provisions of this Agreement shall not be applicable until such time as this Supplemental Agreement is fully-executed by all parties.

4. Any material change in ownership of Dealer, or any event with respect to Public Company described in Paragraph 5 below, shall be considered a change in ownership of Dealer under the terms of the Dealer Agreements, and all applicable provisions of those Dealer Agreements will apply to any such change. The Divisions have executed the Dealer Agreements in reliance upon the ownership and management structure and any material change in such structure (other than changes in ownership of Public Company, which are discussed in Paragraph 5 below), shall be the basis for a review of the agreements between us and whether changes and modifications are required and whether the business relationship between us should continue or terminate.

5. Given the ultimate control of Dealer by Public Company, and the Divisions' strong interest in assuring that those who own and control their Dealers have interests consistent with those of the Divisions, Dealer and Public Company agree that if an ownership interest is acquired in Public Company by a person or entity which notifies Public Company via Schedule 13D filed with the Securities and Exchange Commission, Dealer shall advise Division in writing, and attach a copy of that Schedule. In the event Item 4 of that Schedule discloses that the person or entity acquiring such ownership interest owns or controls twenty percent (20%) of Public Company and intends of may intend either: (a) an acquisition of additional securities of Public Company or (b) an extraordinary corporate transaction such as a merger, reorganization or liquidation, involving Public Company or Dealer or (c) a sale or transfer of a material amount of assets of Public Company or Dealer (d) any change in the present Board of Directors or management of Public Company of (e) any other material change in Public Company's business or corporate structure of (f) any action similar to those noted above, then, if the Divisions reasonably conclude that such person or entity does not have interests compatible with those of General Motors, or is otherwise not qualified to have an ownership interest in a General Motors dealership, Dealer and Public Company agree that within 90 days of receipt of written notice from Division of this fact, they will: (i) transfer the assets associated with Dealer to a third party reasonably acceptable to the Divisions, (ii) voluntarily terminate the Dealer Agreements in effect with Dealer, or (iii) provide evidence to Divisions that such person or entity no longer has such an ownership interest in Public Company above the 20% threshold. Should Dealer enter into an agreement to transfer its assets to a third party, the right of first refusal described in Article 12.3 shall apply to any such transfer.

6. Dealer, Public Company and General Motors stipulate and agree that the dispute resolution process for the appropriate General Motors Division shall be the initial, exclusive source of




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    resolution of any dispute regarding the General Motors Dealer Agreement(s)
    and this Supplemental Agreement including, but not limited to, involuntary termination of the Dealer Agreement(s) and/or approval of Dealer or Public Company for additional investment in or ownership of General Motors dealerships. Upon final determination through such dispute resolution, each party shall have recourse to a review de novo by the appropriate state court of administrative agency consistent with the provisions of state law. The parties further agree that if a dispute is specific to a particular division, the appropriate divisional dispute resolution mechanism will be used for the resolution of that particular matter. However, this shall not defeat each party's recourse to review de novo as provided herein.

7. Dealer and Public Company further stipulate and agree that if Dealer, Public Company, General Motors, and the public are to realize the potential benefits that Dealer and Public Company represent to be the result of General Motors approving the ownership structure proposed by Dealer and Public Company, then an integral component of the participation by Dealer and Public Company is their agreement that all such dealerships owned by Public Company shall fully comply with General Motors Network 2000 Channel Strategy including proper franchise alignment and facilities that are properly located and that are in compliance with appropriate divisional image programs. The Channel Strategy as it relates to Dealer is set forth in a memorandum dated October 5, 1995, from Ronald L. Zarrella to all GM dealers, and in the written statement of the strategy as it relates to each of Dealer's dealerships, copies of which are attached hereto. Dealer and Public Company further stipulate and agree that within 12 months of the acquisition of any General Motors dealership that is not consistent with the Channel Strategy, Dealer and Public Company will have complied with the Channel Strategy for that location. If Dealer and Public Company fail to do so within the time provided, then Dealer will terminate the representation of such Divisions as reasonably required by General Motors to comply with the Channel Strategy. If such termination is required, General Motors will purchase from Dealer and/or Public Company the dealership assets at net book value for each Dealer Agreement so terminated.

8. Dealer and Public Company agree that all such dealerships shall be solely for the exclusive representation of General Motors products and related services and Dealership Operations as permitted by the Dealer Agreements and in no event shall be used for the display, sale or promotion of any new vehicle other than those of General Motors Corporation or Saturn Corporation.

    Dealer and Public Company agree that should Dealer cease to provide exclusive representation of General Motors products, based on the proper franchise alignment as determined by the Channel Strategy, then that shall constitute good cause in and of itself for the termination of the Dealer Agreements then in effect with Dealer and Dealer shall voluntarily terminate the Dealer Agreements then in effect.

9. In the event of any termination of the Dealer Agreement or any transaction or event that would, in effect, discontinue Dealership Operations from that location, Dealer and Public Company agree to provide General Motors with:
    (a) the right to purchase the dealership facilities for fair market value based on automotive use through the appraisal process attached hereto, or
    (b) an assignment of any existing lease or lease options that are available.




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10. Dealer and Public Company agree to provide to Divisions a list of the officers and key management of Dealer and Public Company along with those individuals key responsibilities in regard to the control and management of Dealer. Dealer and Public Company agree to propose to Divisions any material changes in the individuals of their responsibilities. Such proposal should be provided to the Divisions in writing sixty (60) days prior to such change and shall include sufficient information to permit Divisions to evaluate the proposed change consistent with normal policies and procedures. For purposes of this Agreement, the term "key management" shall mean
              BILL A. GILLILAND, ROBERT W. HALL AND EMMETT M. RICE, JR.
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    --------------------------------------------------------------------------.

11. Dealer and Public Company recognize that customers benefit from competition in the marketplace and agree that any proposal to acquire additional GM dealerships shall be subject to and considered consistent with the terms of General Motors Multiple Dealer Investor/Multiple Dealer Operator policies as set forth in NAO Bulletin 94-11, a copy of which has been provided to Dealer and Public Company.

12. Public Company agrees that all General Motors dealerships in which Public Company maintains an investment will use Electronic Funds Transfer (E.F.T.) for settlement of the dealership obligations to General Motors and that General Motors will have right of offset for any unpaid debit balances for any General Motors dealership in which Public Company maintains or maintained an investment at the time the indebtedness occurred and the right to collect those amounts from the account for any other General Motors dealership in which Public Company maintains an investment.

13. Dealer and Public Company agree that Dealer shall maintain, at all times, sufficient working capital to meet or exceed the minimum net working capital standards for the Dealer as determined from time to time by the Divisions consistent with the normal practices and procedures of the Divisions. Dealer and Public Company shall provide such documentation as reasonably requested by the Divisions to assure compliance with that requirement. Public Company shall submit an annual audited consolidated balance sheet for the combined dealership operations of Public Company.

14. The parties agree that this Agreement shall supplement the terms of the Dealer Agreements in accordance with Article 17.11 of the Dealer Agreements.

15. In the event that the policies of General Motors Corporation with regard to the issues addressed herein should be modified, the parties agree to review such modifications to determine whether modification to this Agreement is appropriate.

16. Nothing in this Agreement or the Dealer Agreement shall be construed to confer any rights upon any person not a party hereto or thereto, nor shall it create in any party an interest as a third party beneficiary of this Agreement of the Dealer Agreement. Dealer and Public Company hereby agree to indemnify and hold harmless General Motors Corporation, its directors, officers, employees, subsidiaries, agents and representatives from and against all claims, actions, damages, expenses, costs and liability arising from or in connection with any action by a third-party in its






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    capacity as a stockholder of Public Company other than through a derivative stockholder suit authorized by the Board of Directors of Public Company.

17. This Agreement is intended to modify and adapt certain provisions of the Dealer Agreement and is intended to be incorporated as part of the Dealer Agreement. In the event that any provisions of this Agreement are in conflict with other provisions of the Dealer Agreement Standard Provisions, the provisions contained in this Supplemental agreement shall govern.

IN WITNESS WHEREOF, the parties have executed this Agreement this  29  day of
                                                                  ----
 July, 1996.
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"Dealer"                                "Public Company"
  PLAINS CHEVROLET, INC.                  CROSS-COUNTRY AUTO RETAILERS, INC.
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 Robert W. Hall                          Robert W. Hall
- --------------------------              --------------------------
By:       Robert W. Hall                By:       Robert W. Hall
Title :   Vice President                Title:    Senior Vice Chairman
Date:                                   Date:


General Motors Corporation
  CHEVROLET   Division
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- --------------------------
By:
Title:    Director
Date:






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                                EXHIBIT A
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                     PROCEDURE FOR DETERMINATION OF
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                            FAIR MARKET VALUE
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For purposes of the Supplemental Agreement to General Motors Corporation Dealer
Sales and Service Agreement ("Supplemental Agreement") to which this is an attachment, the term "Fair Market Value" shall mean the fair market value of the land and improvements comprising the Dealership Premises ("Premises") as an automobile sales and service facility. Fair Market Value shall be calculated for the Premises (a) as an automobile sales and service facility, and not necessarily for its highest and best use, (b) having regard for comparable sales of automobile sales and service facilities similar to the Premises in the market area in which the Premises are located, (c) is "AS IS, WHERE IS" condition and
(d) if an appraiser uses an "income approach" to valuation, such appraiser will use motor vehicle industry standards for predicting motor vehicle sales and/or the motor vehicle sales performance of other similar dealerships in the geographic area of the Premises, rather than the actual sales at the Premises, as the basis for projecting income from the Premises. Fair Market Value shall be determined as follows:

    1. Public Company and GM shall attempt, in good faith, to agree on Fair Market Value for the Premises. If Public Company and GM fail, refuse, or are unable for any reason to agree on Fair Market Value within thirty (30) days following termination pursuant to Paragraph 9 of the Supplemental Agreement, Public Company shall within ten (10) days thereafter select an appraiser and notify GM in writing of the name, address and qualifications of such appraiser. Within ten (10) days following its receipt of such notice, GM shall select an appraiser and notify Public Company of the name, address and qualifications of such appraiser. Such two appraisers shall endeavor to agree upon Fair Market Value. If such two appraisers shall agree upon Fair Market Value, that amount shall be binding upon Public Company and GM.

    2. If such two appraisers shall be unable to agree upon Fair Market Value within fifteen (15) days after the selection of an appraiser by GM, then such appraisers shall advise Public Company and GM of their respective determinations of Fair Market Value. If the greater of the two determinations of Fair Market Value is less than or equal to one hundred five percent (105%) of the lesser of the two determinations of Fair Market Value, the Fair Market Value shall equal the average of such two determinations of Fair Market Value, which amount shall be binding and conclusive upon Public Company and GM. If the greater of the two determinations is more than one hundred five percent (105%) of the lesser of the two determinations, the two appraisers shall so advise Public Company and GM and shall select a third appraiser to make the determination for Fair Market Value, which determination shall be binding and conclusive upon Public Company and GM.

    3. If such two appraisers shall be unable to agree upon the designation of the third appraiser within ten (10) days after the expiration of the fifteen
(15) day period referred to above, or if such third appraiser does not make a determination of Fair Market Value within fifteen (15) days after his/her selection, then such third appraiser or a substituted third appraiser, as applicable shall, at the request of either party hereto, be appointed by the United States District Court for the District in which the Premises are located. The determination of Fair Market Value made by the third appraiser appointed pursuant hereto shall be made within fifteen (15) days after such appointment and shall be binding and conclusive upon Public Company and GM.

    4. All appraisers selected or appointed as provided above shall (i) be independent qualified MAI appraisers active in the market in which the Premises are located, with experience in appraising automobile sales and service facilities, (ii) use the definition of Fair Market Value set forth above, and
(iii) be registered in the state in which the Premises are located ("State") if the State provides for or requires such registrations. The costs and expenses of any appraiser selected by a party shall be borne solely by such party, and the costs and expenses of a third appraiser, shall be shared equally between Public Company and GM.

If GM elects to purchase the Premises, then within thirty (30) days following initiation of the appraisal process, Public Company shall supply GM with a commitment for title insurance and a title report showing good and marketable title in Public Company. At closing, Public Company shall cause a policy of title insurance to be issued to GM insuring good and marketable title.

The parties shall close the purchase and sale of the Premises withing thirty
(30) days after the determination of the Fair Market Value of the Premises. The parties shall prepare, execute and deliver all appropriate and customary closing documents and make such closing adjustments as may be normal for transactions of this type in the State.